Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the Third Quarter 2008

Updates Outlook

Syracuse, New York — (Businesswire) — November 4, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the third quarter ended September 28, 2008.

Highlights for the third quarter of 2008 versus the third quarter of 2007 include:

•	Total revenues increased 2.7% to $209.1 million from $203.5 million, including a 3.6% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales increased 3.5% at Burger King®, decreased 1.9% at Pollo Tropical®, and decreased 0.9% at Taco Cabana®;

•	Income from operations was $12.7 million compared to $14.3 million; the third quarter of 2007 included a $1.7 million impairment charge for an underperforming Pollo Tropical restaurant; and

•

Net income was $3.7 million, or $0.17 per diluted share, compared to net income of $4.9 million, or $0.23 per diluted share (which included the aforementioned impairment charge of $0.05 per diluted share after-tax);

As of September 28, 2008, the Company owned and operated a total of 559 restaurants, including 317 Burger King, 89 Pollo Tropical and 153 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We are operating in a difficult environment and our third quarter results reflect these broad economic challenges. Our Caribbean Hispanic Brand, Pollo Tropical, has been challenged by the economy in Florida where all but three of our 89 Pollo Tropical restaurants are located. While comparable restaurant sales at Taco Cabana, our Tex Mex brand, have been somewhat flat, they have held up reasonably well against the onslaught of increased competitive activity. Revenues at Taco Cabana, however, reflected the loss of approximately 150 total restaurant operating days in the third quarter from restaurant closures in the Houston market caused by Hurricane Ike. Last but not least, our Burger King business has been very stable and continues to perform well as evidenced by the solid comparable sales increase over a formidable comparison from 2007.”

“Earnings and operating margins have also been under continued pressure from higher commodity and utility costs. Our focus right now is to effectively manage what we can control and make decisions that we believe are best for both our Company’s short-term and long-term success. We are addressing top-line growth with targeted promotions, new products and strong execution. Due to our planned reduction in new restaurant openings we are reducing administrative support costs which we believe will further improve bottom line results.”

Third Quarter 2008 Results

Total revenues for the third quarter of 2008 increased 2.7% to $209.1 million from $203.5 million in the third quarter of 2007. During the third quarter of 2008, the Company opened one new Pollo Tropical restaurant, three new Taco Cabana restaurants and one new Burger King restaurant. The Company also closed three Burger King restaurants.

Revenues from the Company’s Hispanic Brands increased 3.6% to $107.5 million in the third quarter of 2008 from $103.8 million in the same period last year. Pollo Tropical revenues increased 1.9% to $43.4 million during the third quarter of 2008 compared to $42.6 million in the third quarter of 2007. This was due primarily to the opening of 10 new Pollo Tropical restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Pollo Tropical decreased 1.9% in the third quarter of 2008.

Taco Cabana revenues increased 4.7% to $64.1 million during the third quarter of 2008 compared to $61.3 million in the third quarter of 2007. This was due primarily to the opening of 13 new Taco Cabana restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Taco Cabana decreased 0.9% in the third quarter of 2008.

Burger King revenues increased 1.9% to $101.5 million during the third quarter of 2008 compared to $99.7 million in the third quarter of 2007, despite the closing of 11 Burger King restaurants, excluding relocated restaurants, since the beginning of the same period in 2007. Comparable restaurant sales at Burger King increased 3.5% in the third quarter of 2008.

General and administrative expenses were $12.9 million in the third quarter of 2008, or 6.2% of total revenues, compared to $12.3 million, or 6.1% of total revenues, in the third quarter of 2007.

Income from operations was $12.7 million in the third quarter of 2008, or 6.1% of total revenues, compared to $14.3 million, or 7.1% of total revenues, in the third quarter of 2007.

Net income for the third quarter of 2008 was $3.7 million, or $0.17 per diluted share, compared to net income for the third quarter of 2007 of $4.9 million, or $0.23 per diluted share. The third quarter of 2007 included a $1.7 million impairment charge ($0.05 per diluted share after-tax) related to an underperforming Pollo Tropical restaurant that was subsequently closed.

Nine Month Results

For the nine months ended September 28, 2008, total revenues increased 3.9% to $615.5 million from $592.2 million in the same period last year. Net income was $8.4 million, or $0.39 per diluted share, compared to net income of $11.5 million, or $0.54 per diluted share, for the nine months ended September 30, 2007. Net income in 2007 included an after-tax non-recurring charge related to the refinancing of the Company’s senior credit facility of $0.04 per diluted share in the first quarter, as well as an after-tax impairment charge of $0.05 per diluted share in the third quarter.

Outlook

The Company also provided the following guidance:

•

A total revenue increase in 2008 of approximately 3.4% to 3.6% including comparable restaurant sales in the fourth quarter of 2008 as follows: an increase of 2.5% to 3.0% for its Burger King restaurants, a decrease of 3.0% to 4.0% for Pollo Tropical and flat for Taco Cabana;

•

New unit openings in the fourth quarter of 2008 of three Pollo Tropical restaurants in the Northeast, three or four Taco Cabana restaurants and two Burger King restaurants, one of which is a relocation of an existing unit. The Company also plans to close three Burger King restaurants in the fourth quarter including the one being relocated.

•	Total capital expenditures of $65 million to $70 million in 2008 which we believe will likely be in the lower end of the range;

•	Total capital expenditures in 2009 of $20 million to $30 million;

•	An estimated annual effective tax rate of 36.7% in 2008; and

•	Diluted earnings per share ranging from $0.50 to $0.53 in 2008;

Additional information will be available when the Company releases financial results for the fourth quarter ended December 28, 2008 in early March 2009.

Mr. Vituli concluded, “We have an experienced management team with a long history of successfully managing a leveraged balance sheet. It is apparent, though, that in the current economic environment we must slow new unit growth, maximize free cash flow and reduce financial leverage. We have lowered capital expenditures in 2008 from what was planned earlier in the year and will further limit discretionary capital spending in 2009. We are confident that these actions to reduce debt, combined with our ability to significantly reduce our lease financing obligations, ensure that we will maintain an acceptable margin of safety with respect to the financial covenants in our loans. We further believe that our diversified business model provides stability, helping to moderate risk during these uncertain times. Above all, our brands are well positioned to sustain themselves and to capitalize on longer-term demographic trends that transcend the current economic challenges.”

Conference Call Today

The Company will host a conference call to discuss third quarter 2008 financial results today at 8:30 AM Eastern Time. The conference call can be accessed live over the phone by dialing 800-257-2101 or for international callers by dialing 303-262-2161. A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode is 11121005. The replay will be available until Wednesday, November 13, 2008. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 16 states as of September 28, 2008, and 31 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended September 30, (a)		(unaudited) Nine Months Ended September 30, (a)
	2008	2007	2008	2007
Revenues:
Restaurant sales	$208,698	$203,181	$614,422	$591,164
Franchise royalty revenues and fees	366	328	1,077	997

Total revenues	209,064	203,509	615,499	592,161

Costs and expenses:
Cost of sales	63,558	58,595	185,130	168,264
Restaurant wages and related expenses (b)	59,786	59,519	179,090	174,029
Restaurant rent expense	11,714	11,101	34,765	32,687
Other restaurant operating expenses	32,433	30,547	93,326	87,028
Advertising expense	7,826	7,458	24,874	24,442
General and administrative expenses (b)	12,893	12,327	39,605	38,778
Depreciation and amortization	8,124	8,107	24,223	23,685
Impairment losses	53	1,810	155	1,879
Other income	—	(303)	(119)	(650)

Total costs and expenses	196,387	189,161	581,049	550,142

Income from operations	12,677	14,348	34,450	42,019
Interest expense	6,861	7,690	21,418	23,647
Loss (gain) on extinguishment of debt (c)	—	—	(180)	1,485

Income before income taxes	5,816	6,658	13,212	16,887
Provision for income taxes	2,136	1,795	4,829	5,349

Net income	$3,680	$4,863	$8,383	$11,538

Basic and diluted net income per share	$0.17	$0.23	$0.39	$0.54

Basic weighted average common shares outstanding	21,573	21,551	21,572	21,551

Diluted weighted average common shares outstanding	21,576	21,555	21,575	21,560

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and nine months ended September 28, 2008 and September 30, 2007 are referred to as the three and nine months ended September 30, 2008 and September 30, 2007, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $57 and $45 for the three months ended September 30, 2008 and 2007, respectively, and $171 and $121 for the nine months ended September 30, 2008 and 2007, respectively. General and administrative expenses include stock-based compensation expense of $438 and $314 for the three months ended September 30, 2008 and 2007, respectively, and $1,290 and $947 for the nine months ended September 30, 2008 and 2007, respectively.
(c)	Gain on extinguishment of debt in 2008 is related to the Company’s open market purchase of $2 million of its 9% senior subordinated notes.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended September 30, 2008 and 2007 was $3,682 and $4,865, respectively, and $8,388 and $11,543 for the nine months ended September 30, 2008 and 2007, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended September 30,		(unaudited) Nine Months Ended September 30,
	2008	2007	2008	2007
Segment revenues:
Burger King	$101,543	$99,695	$294,549	$285,093
Pollo Tropical	43,389	42,560	133,125	126,846
Taco Cabana	64,132	61,254	187,825	180,222

Total revenues	$209,064	$203,509	$615,499	$592,161

Change in comparable restaurant sales: (a)
Burger King	3.5%	7.8%	4.3%	4.6%
Pollo Tropical	(1.9)%	2.3%	(0.5)%	1.1%
Taco Cabana	(0.9)%	1.2%	(0.2)%	(0.1)%

Segment EBITDA: (b)
Burger King	$8,819	$9,197	$22,532	$23,416
Pollo Tropical	5,222	7,776	17,959	21,862
Taco Cabana	7,308	7,348	19,679	22,723

Average sales per restaurant:
Burger King	$321	$307	$924	$875
Pollo Tropical	489	519	1,524	1,604
Taco Cabana	422	425	1,263	1,257

New restaurant openings:
Burger King	1	—	2	—
Pollo Tropical	1	3	5	7
Taco Cabana	3	5	7	7

Total new restaurant openings	5	8	14	14

Restaurant closings:
Burger King	(3)	(1)	(7)	(3)
Pollo Tropical	—	—	—	—
Taco Cabana	—	—	(1)	(3)

Net new restaurants	2	7	6	8

Number of company owned restaurants:
Burger King	317	325	317	325
Pollo Tropical	89	83	89	83
Taco Cabana	153	147	153	147

Total company owned restaurants	559	555	559	555

	At 9/30/08	At 12/31/07
Long-term debt (c)	$361,517	$353,972

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, other income and expense and (gain) loss on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at September 30, 2008 included $178,000 of the Company’s 9% senior subordinated notes, $135,700 of outstanding borrowings under its senior credit facility, $46,495 of lease financing obligations and $1,322 of capital leases. Long-term debt at December 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 of outstanding borrowings under its senior credit facility, $52,689 of lease financing obligations and $1,283 of capital leases.